Exhibit 99.1

Northwest	t (240) 497-9024	www.nwbio.com
Biotherapeutics, Inc.	f (240) 627-4121	NASDAQ: NWBO

4800 Montgomery Lane
Suite 800
Bethesda, MD 20814

Deferred for Release On Tuesday, October 7, 2014, at 9:00 a.m. EDT

NW BIO ANNOUNCES $11.5 MILLION FINANCING

Financing From Single Existing Institutional Shareholder

BETHESDA, MD, October 7, 2014 - Northwest Biotherapeutics (NASDAQ: NWBO) (“NW Bio”), a biotechnology company developing DCVax® personalized immune therapies for solid tumor cancers, today announced that the Company has entered into an agreement with a single existing institutional shareholder for the purchase and sale of approximately $11.5 million of newly issued shares of the Company’s Common Stock at a price of $5.05 per share.

In connection with this stock purchase, the Company agreed to modify certain existing contractual overallotment rights held by the investor for the purchase of up to $17 million of the Company’s Common Stock for an exercise period of one year. The existing contractual purchase rights will be put into the form of a warrant for such stock purchases, with a reduction of the existing purchase rights from approximately $17 million to approximately $14.1 million, with six months of the existing exercise period changed to a restricted period when the warrant cannot be exercised, followed by a two and a half year exercise period, and with a warrant exercise price of $5.15 per share.

The placement is expected to close on or before October 10, 2014, subject to satisfaction of customary closing conditions.

H.C. Wainwright & Co., LLC acted as the sole placement agent for the transaction.

The shares of Common Stock to be issued at the closing are being offered pursuant to a shelf registration statement (File No. 333-185898), which was declared effective by the United States Securities and Exchange Commission ("SEC") on February 5, 2013. The warrants and underlying shares of common stock offered thereby have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. When filed with the SEC, copies of the prospectus supplement relating to the shares sold at the closing and the accompanying base prospectus relating to this offering may be obtained at the SEC's website at http://www.sec.gov or by request at H.C. Wainwright & Co., LLC.

About Northwest Biotherapeutics

Northwest Biotherapeutics is a biotechnology company focused on developing immunotherapy products to treat cancers more effectively than current treatments, without toxicities of the kind associated with chemotherapies, and on a cost-effective basis, in both the United States and Europe. The Company has a broad platform technology for DCVax dendritic cell-based vaccines. The Company’s lead program is a 348-patient Phase III trial in newly diagnosed Glioblastoma multiforme (GBM). GBM is the most aggressive and lethal form of brain cancer, and is an “orphan disease.” The Company is under way with a 60-patient Phase I/II trial with DCVax-Direct for all inoperable solid tumors cancers, with a primary efficacy endpoint of tumor regression. It has completed enrollment in the Phase I portion of the trial. The Company previously received clearance from the FDA for a 612-patient Phase III trial in prostate cancer. The Company conducted a Phase I/II trial with DCVax for metastatic ovarian cancer together with the University of Pennsylvania. In Germany, the Company has also received approval of a 5-year Hospital Exemption for the treatment of all gliomas (brain cancer) patients outside of the clinical trial.

Disclaimer

Statements made in this news release that are not historical facts, including statements concerning future treatment of patients using DCVax and future clinical trials, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “design,” "plan," "continue," "may," "will," "anticipate," and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated, such as risks related to the Company’s ongoing ability to raise additional capital, the impact of the new warrant on the market for its Common Stock, risks related to the Company’s ability to enroll patients in its clinical trials and complete the trials on a timely basis, uncertainties about the clinical trials process, uncertainties about the timely performance of third parties, risks related to whether the Company’s products will demonstrate safety and efficacy, risks related to the Company’s and Cognate’s abilities to carry out the intended manufacturing expansions contemplated in the Cognate Agreements, risks related to the Company’s ability to carry out the Hospital Exemption program and risks related to possible reimbursement and pricing. Additional information on these and other factors, including Risk Factors, which could affect the Company’s results, is included in its Securities and Exchange Commission (“SEC”) filings. Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement. You should not place undue reliance on any forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

CONTACTS

Les Goldman	Farrell Kramer	Jaimie Horn
202-841-7909	212-710-9685	202-827-7859
lgoldman@nwbio.com	Farrell.kramer@mbsvalue.com	Jaime@blueenginemedia.com